UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  December 28, 2007 (December 21, 2007)

Vanguard Natural Resources, LLC
(Exact name of registrant as specified in its charter)

DELAWARE	001-33756	61-1521161
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

7700 San Felipe, Suite 485
Houston, Texas 77063
(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code (832) 327-2255

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

On December 21, 2007, pursuant to a Purchase and Sale Agreement dated December 21, 2007 (the “Purchase Agreement”),Vanguard Natural Resources, LLC (the “Company”), through its wholly-owned subsidiary Vanguard Permian, LLC (“Vanguard Permian”), agreed to acquire certain producing and non-producing oil and gas properties from Apache Corporation (“Apache”) in the Permian Basin in Texas and New Mexico (the “Purchased Assets”) for approximately $78.3 million (the “Acquisition”).

The Purchased Assets have total estimated proved reserves of 4.4 MMboe as of October 1, 2007, of which approximately 83% is oil and 90% is proved developed and include both operated and non-operated wells. Based on the current net daily production of approximately 810 BOEPD, the Purchased Assets have a reserve to production ratio of approximately 15 years.

The approximately $78.3 million purchase price will be paid from borrowings under the Company’s reserve-based credit facility. Ten percent, or approximately $7.8 million, of the purchase price was paid by the Company to Apache upon the signing of the Purchase Agreement as an earnest money deposit for the Acquisition, with the remainder to be paid by the Company to Apache at the closing of the Purchase Agreement (the “Closing”). If (i) the Closing does not occur on or before March 31, 2008 and Apache terminates the Purchase Agreement, (ii) Apache terminates the Purchase Agreement due to the Company’s failure to satisfy its conditions to Closing or (iii) the Company terminates the Purchase Agreement other than under certain circumstances, then Apache is entitled to retain the earnest money deposit. The purchase price is subject to customary purchase price adjustments.

Apache is obligated to enter into an oil swap derivative contract covering approximately 90% of the estimated proved producing oil production from the Purchased Assets through 2011 (the “Hedge”) if, as determined by Apache, the counterparty to the Hedge consents without qualification to permit Apache’s assignment of the Hedge to Vanguard Natural Gas, LLC, a wholly-owned subsidiary of the Company (“VNG”), at the Closing. At the Closing, Apache has agreed to assign, and the Company has agreed to cause VNG to assume, the Hedge by causing VNG to execute a novation agreement with the counterparty to the Hedge. If the Closing does not occur on or before March 31, 2008, then, on or before April 3, 2008, Apache shall determine and the Company shall pay Apache any and all breakage costs associated with the termination and liquidation of the Hedge, whether or not Apache terminates and liquidates the Hedge.

The parties have made customary representations, warranties, covenants and agreements in the Purchase Agreement.

Completion of the Acquisition is subject to various customary closing conditions, including (1) receipt of consents to the Acquisition and waivers of rights of first refusal from third parties with respect to the Purchased Assets, (2) Apache obtaining the Hedge relating to the Purchased Assets and (3) the Purchased Assets not having suffered any material adverse physical damage that is material to the Purchased Assets in the aggregate.

The foregoing description of the Purchase Agreement is qualified in its entirety by reference to the full text of the Purchase Agreement, which is attached as Exhibit 10.1 to this Form 8-K and incorporated herein by reference.

Item 7.01  Regulation FD Material.

On December 21, 2007, the Company issued a press release announcing the execution and delivery of the Purchase Agreement, a copy of which is filed as Exhibit 99.1 hereto and incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits.

EXHIBIT NUMBER	DESCRIPTION

Exhibit 10.1	Purchase and Sale Agreement, dated December 21, 2007 among Vanguard Permian, LLC and Apache Corporation

Exhibit 99.1	Press Release dated December 21, 2007

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

VANGUARD NATURAL RESOURCES, LLC

	By:	/s/ Scott W. Smith
	Name:	Scott W. Smith
	Title:	President and Chief Executive Officer
December 28, 2007

EXHIBIT INDEX

EXHIBIT NUMBER	DESCRIPTION

Exhibit 10.1	Purchase and Sale Agreement, dated December 21, 2007 among Vanguard Permian, LLC and Apache Corporation

Exhibit 99.1	Press Release dated December 21, 2007